Exhibit 99.1

FA Email

Subject: CNL Healthcare Properties News: Estimated NAV Results

March 19, 2019

FOR BROKER-DEALER AND RIA USE ONLY. Not for general use with the public.

CNL Healthcare Properties’ board of directors has approved an estimated net asset valuation (NAV)1 per share of $10.01 for the company’s common stock as of Dec. 31, 2018.

•	The estimated NAV per share represents the midpoint within the range of values, $9.55 to $10.50, provided by Robert A. Stanger & Co., Inc., (Stanger), an independent third-party valuation firm.

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The total real estate value remained relatively unchanged from last year. However, consistent with the broader market, the company experienced relative softness in valuations of its seniors housing assets due to lower net operating income expectations and higher cap rates that were partly influenced by oversupply concerns in select markets; labor and wage pressures at the property level; and the impact of the 2017-2018 flu season, which was the most severe in recent history and affected occupancies in many of its communities. The valuations of the seniors housing assets were tempered by the company’s medical office assets, which received premium valuations based on the company’s sale agreement with Welltower Inc. for 55 healthcare assets (NYSE: WELL).

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The NAV was also impacted by an increase in company borrowings, along with an increase in the estimate of property transaction costs. The estimated property transaction costs in the 2018 NAV reflect a hypothetical orderly sale of the company’s assets and the use of multiple financial advisors to create the best opportunities for optimal outcomes.

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Quarterly distributions remain unchanged during the first quarter at $0.11639 ($0.46556 annually) per share or 4.65 percent when expressed as an annualized percentage rate of the current estimated NAV per share. Thereafter, and in connection with the strategic alternatives process, the board of directors will continue to monitor ongoing cash distributions in connection with its operations and ownership of the seniors housing portfolio.[2]

ADDITIONAL INFORMATION

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The prior per share valuations were $10.32 as of Dec. 31, 2017, $10.04 as of Dec. 31, 2016, $9.75 as of Dec. 31, 2015, $9.52 as of Sept. 30, 2014, and $9.13 as of Sept. 30, 2013. CNL Healthcare Properties anticipates that it will continue to update and announce its estimated NAV per share at least annually.

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The properties were classified into two categories: MOB Sale Portfolio (55) and Appraised Properties (87). The MOB Sale Portfolio was valued based on the sale agreement with Welltower Inc., net of various credits and adjustments as outlined in the sale agreement. Stanger conducted appraisals for the remaining 87 assets. The appraised values for those assets excluded any portfolio premium or discount due to size and diversification, in accordance with the valuation policy and IPA guidelines. The pending sale to Welltower is anticipated to close in the second quarter of 2019 and is the first transaction pursuant to CNL Healthcare Properties’ ongoing strategic alternatives process.

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The estimated NAV is a snapshot in time and not indicative of value the company or its shareholders may receive now or in the future. Please review the company’s latest financial filings for more details on performance metrics.

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Stanger assisted the valuation committee with the preparation of the estimated NAV per share of its common stock as of Dec. 31, 2018. Other than the adjustment for estimated property transaction costs, the estimated NAV per share was determined in accordance with the company’s valuation policy and certain methodologies of The Institute of Portfolio Alternatives (IPA), a trade association for non-listed direct investment vehicles, in IPA Practice Guideline 2013-01 “Valuations of Publicly Registered Non-Traded REITs.” [3]

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The company will mail this letter to shareholders on or about March 21, 2019 and hold a valuation webinar on March 21, 2019, at 1:30 p.m. EST to discuss the valuation results. Register for the webinar and dial 866-660-6626 to listen. A replay of the webinar and the accompanying slide presentation will be available within 48 hours on cnlhealthcareproperties.com

For additional information, please read the Form 8-K filed March 19, 2019, contact your sales representative directly or call CNL Client Services at 866-650-0650, option 2.

1 The estimated NAV per share is only an estimate and is based on several assumptions and estimates that may not be correct. The NAV is based on numerous assumptions and estimates with respect to industry, business, economic and regulatory conditions, all of which are subject to changes. Throughout the valuation process, the valuation committee, the company’s advisor and senior members of management reviewed, confirmed and approved the processes and methodologies and their consistency with real estate industry standards and best practices.

2 Distributions are not guaranteed in frequency or amount. Distributions have been and may in the future be paid by borrowings, shareholder proceeds and income. For the nine months ended Sept. 30, 2018, approximately 86 percent of cash distributions were covered by operating cash flow and 14 percent were funded by other sources, which could include borrowings and/or proceeds from the Distribution Reinvestment Plan. The REIT’s distribution is subsidized by expense waivers that will be reimbursed to the advisor in the form of restricted stock. For the years ended Dec. 31, 2017, 2016, 2015, 2014 and 2013, approximately 91, 94, 45, 34 and 13 percent, respectively, of total distributions were covered by operating cash flow and approximately 6, 55, 66 and 87 percent, respectively, were funded by offering proceeds. For the years ended Dec. 31, 2012 and 2011, the REIT’s first two years of operations, distributions were not covered by operating cash flow and were 100 percent funded by offering proceeds.

3 There is no assurance that CNL Healthcare Properties’ adherence to any of the methodologies set forth in IPA Practice Guideline 2013-01 satisfies applicable compliance or other requirements of the SEC, FINRA or under ERISA with respect to the preparation and disclosure of its estimated NAV per share.

FOR BROKER-DEALER AND RIA USE ONLY. Not for general use with the public. See SEC filing for complete details. This information is derived from the issuer’s public filings and does not replace or supersede any information provided therein.

Forward-looking statements are based on current expectations and may be identified by words such as believes, anticipates, expects, may, could and terms of similar substance, and speak only as of the date made. Actual results could differ materially due to risks and uncertainties that are beyond the company’s ability to control or accurately predict, including the amount and timing of anticipated future distributions, estimated per share net asset value of the company’s stock and/or other matters. The company’s forward-looking statements are not guarantees of future performance. Shareholders and financial advisors should not place undue reliance on forward-looking statements.